Exhibit 99.1

GAIAM FIRST QUARTER REVENUE RISES 19.6% TO $56.6 MILLION

- Internal Revenue Growth of $3.1 Million or 6.6% -

- Cash Flow Provided by Operations Improves $7.0 Million -

BOULDER, CO, May 7, 2013 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, today reported financial results for the first quarter ended March 31, 2013.

Conference Call: Gaiam is hosting a conference call today, May 7, 2013, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2937 or (415) 226-5361. Questions will be reserved for analysts and investors.

2013 First Quarter Financial Results Highlights

•	Net revenue increased $9.3 million, or 19.6%, to $56.6 million and includes internal revenue growth of 6.6%, or $3.1 million.

•	Gross profit increased $5.1 million, or 18.8%, to $32.2 million.

•	Operating income improved by $1.5 million to $0.2 million.

•	Cash flow provided by operations improved by $7.0 million year-over-year.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “Gaiam’s operating results for the first quarter of 2013 included approximately 21% year-over-year internal revenue growth for the business segment, as well as solid revenue improvements in the core e-commerce, catalog and travel businesses, as compared to the prior year period. Including the Vivendi Entertainment acquisition, the business segment’s revenues increased approximately 45%. Gaiam’s revenue increases from these operations more than offset a year-over-year decline in direct response television marketing revenue, which faced a challenging comparison with the exceptional year-ago results.

“Our business segment revenue continues to benefit from the growing content library of Gaiam Vivendi Entertainment following its acquisition late in the first quarter last year as well as strong sales from the Gaiam and Gaiam Restore branded products. We are also encouraged by the progress in our direct to consumer segment, as the recent repositioning of our Gaiam Brands initiatives continue to be favorably received as reflected in the 4.3% year-over-year improvements in catalog and e-commerce revenue on a 15% decline in catalog circulation.”

2013 First Quarter Financial Review

The table below summarizes the Company’s 2013 and 2012 first quarter results:

	For the Quarter Ended March 31,
(in millions, except per share data)	2013	2012
Net revenues	$56.6	$47.3
Gross profit	32.2	27.1
Operating expenses	32.1	28.4
Operating income (loss)	0.2	(1.3)
Loss from equity method investment in RSOL	—	(0.7)
Net loss attributable to Gaiam	(0.3)	(1.2)
Net loss per share attributable to Gaiam, Inc. shareholders	(0.01)	(0.05)

In the quarter ended March 31, 2013, net revenue rose 19.6% to $56.6 million, compared to net revenue of $47.3 million in the prior-year period. Net revenue for the Company’s business segment increased $11.5 million, or 44.7%, to $37.3 million for the first quarter of 2013, inclusive of internal revenue growth of 21.0% (which excludes revenue related to the acquisition of Vivendi Entertainment late in the 2012 first quarter). Revenue for the direct to consumer segment was $19.4 million in the 2013 first quarter, compared to $21.6 million for the prior year quarter. The decrease in direct to consumer revenue primarily reflects the return to historical quarterly sales levels for the Company’s direct response television marketing business, compared to the first quarter of 2012, which benefited from very high sales volumes of the Jillian Michaels Body Revolution media fitness program following its introduction early in 2012. Revenues generated by the Company’s catalog and e-commerce businesses increased $0.2 million, or 4.3%, compared to the year-ago quarter.

Gross profit for the 2013 first quarter increased $5.1 million to $32.2 million, or 56.9% of net revenue, compared to gross profit of $27.1 million, or 57.3% of net revenue, in the first quarter of 2012. The decrease in gross margin primarily reflects lower net revenues in the higher margin direct response television marketing business, partially offset by the 100% margin (net fee revenue) of the Gaiam Vivendi Entertainment business.

Operating expenses were $32.1 million, or 56.6% of net revenue, in the 2013 first quarter period, compared to $28.4 million, or 60.0% of net revenue, in the first quarter of 2012. Included in operating expenses for the 2013 first quarter is $0.4 million of non-cash amortization expense related to the Gaiam Vivendi Entertainment acquisition, with no such similar expense in the prior-year period.

Operating income for the three months ended March 31, 2013 was $0.2 million, compared to a loss of $1.3 million in the first quarter of 2012.

Gaiam reported a net loss for the 2013 first quarter of $0.3 million, or $0.01 per share, compared to a net loss of $1.2 million, or $0.05 per share, for the first quarter of 2012.

Cash flow provided by operations increased $7.0 million to $6.2 million in the first quarter of 2013 from cash flow used in operations of $0.8 million in the prior year period.

Jirka Rysavy, Chairman of Gaiam, commented, “We are pleased with our continued top line internal growth and overall net revenue improvement on the back of solid results from our Vivendi Entertainment acquisition last year, as well as with the significant improvement in our cash flows provided by operations.”

Following the completion of today’s conference call, a replay will be available until May 14, 2013 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21655809.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of over 60,000 retail doors, 15,000 store within stores, and 6,000 media category management locations, and a digital distribution platform, Gaiam is dedicated to providing solutions for healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact: Steve Thomas Chief Financial Officer Gaiam, Inc. (303) 222-3782 / steve.thomas@gaiam.com	Joseph N. Jaffoni, Norberto Aja, Richard Land JCIR (212) 835-8500 / gaia@jcir.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2013		March 31, 2012
Net revenue	$56,633	100.0%	$47,333	100.0%
Cost of goods sold	24,428	43.1%	20,227	42.7%

Gross profit	32,205	56.9%	27,106	57.3%
Selling and operating	28,229	49.8%	24,161	51.1%
Corporate, general and administration	3,825	6.8%	2,573	5.4%
Acquisition-related costs	—	—%	1,667	3.5%

Income (loss) from operations	151	0.3%	(1,295)	-2.7%
Interest and other income (expense)	(229)	-0.4%	56	0.1%
Loss from equity method investment	—	—%	(696)	-1.5%

Loss before income taxes	(78)	-0.1%	(1,935)	-4.1%
Income tax expense (benefit)	144	0.3%	(637)	-1.3%

Net loss	(222)	-0.4%	(1,298)	-2.8%
Net (income) loss attributable to the noncontrolling interest	(54)	-0.1%	79	0.2%

Net loss attributable to Gaiam, Inc.	$(276)	-0.5%	$(1,219)	-2.6%

Weighted-average shares outstanding:
Basic	22,732		22,698
Diluted	22,732		22,698
Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.01)		$(0.05)
Diluted	$(0.01)		$(0.05)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash	$7,117	$9,858
Accounts receivable, net	43,691	57,533
Inventory, less allowances	28,588	29,840
Deferred advertising costs	3,832	4,324
Deferred tax assets	7,747	9,129
Receivable from equity method investee	45	64
Advances	15,233	13,197
Other current assets	2,651	2,463

Total current assets	108,904	126,408
Property and equipment, net	23,884	23,998
Media library, net	12,928	13,090
Deferred tax assets	16,051	14,692
Goodwill	10,011	9,405
Other intangibles, net	5,292	5,608
Other assets	682	661

Total assets	$177,752	$193,862

Liabilities and Equity
Current liabilities:
Line of credit	$8,328	$16,231
Accounts payable	29,029	26,738
Participations payable	16,172	28,046
Accrued liabilities	4,940	3,975

Total current liabilities	58,469	74,990
Total equity	119,283	118,872

Total liabilities and equity	$177,752	$193,862